Exhibit 10.2

Gryphon Digital Mining, Inc.

Summary of Restricted Stock Grant

In connection with the Share and Unit Purchase Agreement, among BTG Energy Corp., BTG Power Corp. West Lake Energy Corp., 2670786 Alberta Ltd, and Gryphon Digital Mining, Inc. (the “Company”), dated as of January 8, 2024 (the “Purchase Agreement”), the Company hereby grants the Grantee (specified below), pursuant to this Summary of Restricted Stock Grant and Restricted Stock Grant Agreement (collectively, the “Agreement”) the number of shares (the “Restricted Shares”) of common stock, par value $0.0001 per share (the “Shares”) on the following terms (the “Restricted Stock Grant”):

Name of Grantee:	[_____________]

Total Number of Restricted Shares:	[_____________] Restricted Shares, which number represents the maximum number of Restricted Shares that may become vested pursuant to this Agreement

Date of Grant:	[_____________]

Purchase Price:	$0

Vesting Schedule:	The Restricted Shares covered by this Restricted Stock Award shall vest, and the restrictions (as defined in the Restricted Stock Grant Agreement) on such Restricted Shares shall lapse in equal portions (rounded down to the nearest whole share) as to one-third (1/3rd) of the underlying Shares on each of the first three (3) anniversaries of the Date of Grant, subject to the Grantee’s continued status as a Service Provider through the applicable vesting date, provided, however, the Restricted Shares covered by this Restricted Stock Award shall accelerate and vest immediately upon: (i) the Grantee’s death, (ii) the Grantee’s Disability, (iii) the Grantee’s termination by the Company without Cause, or (iv) the consummation of a Change in Control of the Company.

[Signature Page Follows]

By signing below, the Grantee and the Company agree that the acquisition of the Restricted Shares is governed by the terms and conditions of this Agreement. The Grantee has reviewed the Agreement in its entirety, has had the opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement. The Grantee agrees to accept by email all documents relating to the Company or this grant and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). The Grantee acknowledges that he may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with his or her ability to access the documents. This consent shall remain in effect until the Grantee gives the Company written notice that it should deliver paper documents.

Gryphon Digital Mining, Inc.

By:
Title:

Grantee

[_____________]

Gryphon Digital Mining, Inc.

Restricted Stock Grant Agreement

SECTION 1. Acquisition Of stock.

(a) Stock Grant. As a material inducement to the Grantee’s entering into employment with the Company or a Subsidiary upon the closing of the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration that the Administrator has determined is equal to or exceeds the aggregate par value of the Restricted Shares subject to this Restricted Stock Grant, effective as of the Date of Grant, the Company has issued to the Grantee the Restricted Shares. The Restricted Shares are intended to constitute an “employment inducement award” under Nasdaq Stock Market Rule 5635(c)(4) and, consequently, are intended to be exempt from the Nasdaq rules regarding stockholder approval of stock options plans or other equity compensation arrangements.

(b) Consideration; Book Entry Form. The Purchase Price of the Restricted Shares is set forth in the Summary of Restricted Stock Grant. At the sole discretion of the Administrator, the Restricted Shares (and any securities that constitute Retained Distributions (as defined below)) will be issued in either (i) uncertificated form, with the Restricted Shares (and securities that constitute Retained Distributions) recorded in the name of the Grantee in the books and records of the Company’s transfer agent with appropriate notations regarding the Restrictions (as defined below) imposed pursuant to this Agreement, and upon vesting and all other conditions set forth in this Agreement, the Company shall cause the book entries evidencing the Restricted Shares (and any securities that constitute Retained Distributions) to indicate that the Restrictions have lapsed; or (ii) certificate form pursuant to this terms of this Agreement.

(c) Legend. Certificates representing Restricted Shares issued pursuant to this Agreement shall, until all Restrictions imposed pursuant to this Agreement lapse or shall have been removed and the Restricted Shares shall thereby have become vested or the Restricted Shares represented thereby have been forfeited hereunder, bear the following legend (or such other legend as determined by the Administrator):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT, BY AND BETWEEN GRYPHON DIGITAL MINING, INC. AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.”

(d) Escrow. The Secretary of the Company or such other escrow agent as the Administrator may appoint may retain physical custody of the certificates representing the Restricted Shares (and any securities that constitute Retained Distributions) until all of the Restrictions imposed pursuant to this Agreement lapse or shall have been removed; in such event the Grantee shall not retain physical custody of any certificates representing unvested Restricted Shares issued to him or her (or any certificates representing securities that constitute Retained Distributions). The Grantee, by acceptance of this Restricted Stock Grant, shall be deemed to appoint, and does so appoint the Company and each of its authorized representatives as the Grantee’s attorney(s)-in-fact to effect any transfer of unvested forfeited Restricted Shares or securities that constitute Retained Distributions (or Restricted Shares otherwise reacquired by the Company hereunder) to the Company as may be required pursuant to this Agreement and to execute such documents as the Company or such representative deem necessary or advisable in connection with any such transfer.

(e) Restrictions.

(i) If the transactions contemplated by the Purchase Agreement do not close or the Purchase Agreement is otherwise terminated, all Restricted Shares subject to this Agreement shall thereupon be forfeited immediately and without any further action by the Company.

(ii) Any Restricted Shares subject to this Agreement that are not vested as of the date the Grantee ceases to be a Service Provider shall thereupon be forfeited immediately and without any further action by the Company.

(iii) No Restricted Shares or any interest or right therein or part thereof shall, prior to vesting, be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect. For purposes of this Agreement, “Restrictions” shall mean the restrictions on sale or other transfer set forth in this paragraph (e).

(iv) Subject to this section, the Restricted Shares shall vest and the Restrictions shall lapse in accordance with the vesting schedule and terms set forth in the Summary of Restricted Stock Grant.

(v) The Restricted Shares shall be entitled to receive all cash dividends and other distributions paid on the underlying Shares during the period of restriction. Unless otherwise determined by the Administrator, the Company will retain custody of all cash dividends and other distributions (the “Retained Distributions”) made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the Restrictions and the other terms and conditions under this Agreement that are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall vest in accordance with this section and such Retained Distributions shall not bear interest or be segregated in separate accounts. Any Retained Distributions with respect to Restricted Shares that have not vested as of the date the Grantee ceases to be a Service Provider shall thereupon be forfeited immediately and without any further action by the Company.

(vi) The Grantee agrees to vote all Restricted Shares subject to Restrictions at any annual or special meeting of the Company’s stockholders in favor all proposals recommended by the Board.

(f) Consideration to the Company. In consideration of the grant of the Restricted Shares by the Company, the Grantee agrees to render faithful and efficient services to the Company and the Subsidiaries upon the closing of the transactions contemplated by the Purchase Agreement. Nothing in this Agreement shall confer upon the Grantee any right to continue as a Service Provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of the Grantee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and the Grantee.

(g) Delivery of Certificates and Payment Upon Vesting.

(i) As soon as administratively practicable after the vesting of any Restricted Shares, the Company shall, as applicable, either remove the applicable notations on any Restricted Shares subject to this Agreement issued in book entry form that have vested or deliver to the Grantee a certificate or certificates evidencing the number of Restricted Shares subject to this Restricted Stock Grant that have vested.

(ii) As soon as administratively practicable after the vesting of Restricted Shares, the Company shall (A) as applicable, either remove the applicable notations on any securities that constitute Retained Distributions issued in book entry form with respect to such Restricted Shares or deliver to the Grantee a certificate or certificates evidencing the number of securities that constitute Retained Distributions with respect to such Restricted Shares and (B) pay the Grantee in cash an amount equal to all cash dividends or other cash distributions that constitute Retained Distributions with respect to such Restricted Shares.

(iii) The Grantee (or the beneficiary or personal representative of the Grantee in the event of the Grantee’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances required by the Company in connection with this section. The Restricted Shares and securities that constitute Retained Distributions delivered pursuant to this section shall no longer be subject to the Restrictions hereunder.

SECTION 2. Other Restrictions On Transfer.

(a) Grantee Representations. In connection with the grant of Restricted Shares under this Agreement, the Grantee hereby represents and warrants to the Company as follows:

(i) The Grantee is acquiring and will hold the Restricted Shares, or after no longer subject to Restriction, the Shares, for investment for his or her account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local, and foreign tax consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

(iii) The Grantee is aware of Rule 144 under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions. These conditions may include (without limitation) that certain current public information about the issuer be available, that the resale occur only after a holding period required by Rule 144 has been satisfied, that the sale occur through an unsolicited “broker’s transaction,” and that the number of securities being sold during any three-month period not exceed specified limitations. The Grantee acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied as of the Date of Grant and that the Company is not required to take action to satisfy any such conditions.

(iv) The Grantee will not sell, transfer or otherwise dispose of the Restricted Shares or the Shares in violation of the Securities Act or the rules promulgated thereunder, including Rule 144 under the Securities Act. The Grantee agrees that he or she will not dispose of the Restricted Shares or the Shares unless and until he or she has complied with all requirements of this Agreement applicable to the disposition of Restricted Shares or the Shares and he or she has provided the Company with written assurances, in substance and form satisfactory to the Company, that (A) the proposed disposition does not require registration of the Restricted Shares or the Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken and (B) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Restricted Shares or the Shares under applicable state law.

(v) The Grantee has received and has had access to such information as he or she considers necessary or appropriate for deciding whether to invest in the Restricted Shares or the Shares, and the Grantee has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the grant of the Restricted Shares.

(vi) The Grantee is aware that his or her investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss. The Grantee is able, without impairing his or her financial condition, to hold the Restricted Shares or the Shares for an indefinite period and to suffer a complete loss of his or her investment in the Restricted Shares or the Shares.

(b) Securities Law Restrictions. Regardless of whether the offer and sale of the Restricted Shares or the Shares has been registered under the Securities Act or has been registered or qualified under the securities laws of any State or other relevant jurisdiction, the Company at its discretion, may impose restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on the certificates (or electronic equivalent), if any, or the imposition of stop-transfer instructions) and may refuse to transfer the Shares acquired hereunder (or Shares proposed to be transferred in a subsequent transfer) if, in the judgment of the Company, such restrictions, legends or refusal are necessary or appropriate to achieve compliance with the Securities Act or other relevant securities or other laws, including without limitation under Regulation D or Regulation S of the Securities Act or pursuant to another available exemption from registration.

(c) Rights of the Company. The Company shall not be required to (i) transfer on its books any Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Shares have been transferred in contravention of this Agreement.

SECTION 3. Status of shares.

The Grantee agrees that the Restricted Shares granted under this Agreement will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws, whether federal, state or applicable non-U.S. law. The Grantee also agrees that (a) the certificates representing the Shares may bear such legend or legends as the Company deems appropriate to assure compliance with applicable securities laws, (b) the Company may refuse to register the transfer of the Restricted Shares or the Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares or the Shares.

SECTION 4. Successors And Assigns.

Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon the Grantee and the Grantee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

SECTION 5. No Retention Rights.

Nothing in this Agreement shall confer upon the Grantee any right to continue as a Service Provider for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without cause.

SECTION 6. Taxes.

(a) Generally. To the extent that the grant of the Restricted Shares results in compensation income to the Grantee for federal, state, local, or foreign income tax purposes, the Grantee shall deliver to the Company at the time of such receipt such amount of money as the Company may require to meet its obligations under applicable tax laws or regulations or make such other arrangements to satisfy such withholding obligation as the Company, in its sole discretion, may approve. In addition, the Company may withhold Shares (valued at their fair market value on the date of withholding of such Shares) otherwise to be issued to satisfy its withholding obligations.

(b) Section 83(b) Election. The Grantee understands that Section 83(a) of the Code taxes as ordinary income the difference between the amount, if any, paid for the Restricted Shares and the fair market value of such Restricted Shares and any Retained Distributions at the time the Restrictions on such Restricted Shares and Retained Distributions lapse. The Grantee understands that, notwithstanding the preceding sentence, the Grantee may elect to be taxed at the time of the Date of Grant, rather than at the time the Restrictions lapse, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within 30 days of the Date of Grant. In the event that the Grantee files an 83(b) Election, the Grantee shall provide the Company a copy thereof prior to the expiration of such 30-day period. The Grantee understands that in the event an 83(b) Election is filed with the Internal Revenue Service within such time period, the Grantee will recognize ordinary income in an amount equal to the difference between the amount, if any, paid for the Restricted Shares and the fair market value of such Restricted Shares as of the Date of Grant. The Grantee further understands that an additional copy of such 83(b) Election form should be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. The Grantee acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the Restricted Shares and does not purport to be complete. THE GRANTEE FURTHER ACKNOWLEDGES THAT THE COMPANY IS NOT RESPONSIBLE FOR FILING THE GRANTEE’S 83(b) ELECTION AND THE COMPANY HAS DIRECTED THE GRANTEE TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE, THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE GRANTEE MAY RESIDE, AND THE TAX CONSEQUENCES OF THE GRANTEE’S DEATH. THE GRANTEE HEREBY ASSUMES ALL RESPONSIBILITY FOR FILING THE GRANTEE’S 83(b) ELECTION AND PAYING ANY TAXES RESULTING FROM THE LAPSE OF THE RESTRICTIONS ON THE UNVESTED RESTRICTED SHARES AND RETAINED DISTRIBUTIONS. THE GRANTEE UNDERSTANDS THAT THE GRANTEE MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF THE GRANTEE’S PURCHASE OR DISPOSITION OF THE RESTRICTED SHARES AND THE GRANTEE REPRESENTS THAT THE GRANTEE IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

SECTION 7. ADMINISTRATION

The Agreement shall be administered by the Administrator. Subject to the provisions of this Agreement, the Administrator shall have the authority, in its sole discretion:

(a) to amend this Agreement, including any amendment adjusting vesting (e.g., in connection with a change in the terms or conditions under which such person is providing services to the Company), provided that no amendment shall be made that would materially and adversely affect the rights of the Grantee without his or her consent;

(b) to approve addenda to, or to modify the terms of, this Agreement for a Grantee who is a foreign national or employed outside of the United States with such terms and conditions as the Administrator deems necessary or appropriate to accommodate differences in local law, tax policy or custom which deviate from the terms and conditions set forth in this Agreement to the extent necessary or appropriate to accommodate such differences; and

(c) to construe and interpret the terms of this Agreement, which constructions, interpretations and decisions shall be final and binding on the Grantee.

SECTION 8. Adjustments

In the event of any equity restructuring (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard), such as a stock dividend, shares split (or stock split), spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, will adjust the number and class of shares that may be delivered under this Agreement. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence be made to the extent and in a manner as determined to be appropriate and equitable by the Administrator to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement. In either case, the decision of the Administrator regarding any such adjustment shall be final, binding and conclusive.

SECTION 9. compliance.

The granting of the Restricted Shares, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Grantee agrees to take all steps that the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Grantee’s rights under this Agreement.

SECTION 10. Sections 83 and 409A.

This Agreement and the Restricted Shares granted pursuant to this Agreement are intended to comply with Sections 83 and 409A of the Code, as amended (“Section 409A”) to the extent subject thereto, and shall be interpreted and administered to be in compliance therewith. Any payments described in this Agreement that are due within the “short-term deferral period” (as defined in Section 409A) shall not be treated as deferred compensation unless applicable law requires otherwise.

SECTION 11. Definitions

(a) Administrator means the Board or a Committee.

(b) Applicable Law means any applicable law, including without limitation: (i) provisions of the Code, the Securities Act and any rules or regulations thereunder, the Securities Exchange Act of 1934 and any rules or regulations thereunder, (ii) corporate, securities, tax or other laws, statutes, rules, requirements, or regulations, whether federal, state, local, or foreign, and (iii) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded.

(c) Board means the Board of Directors of the Company.

(d) Cause means the Grantee’s

(i) unauthorized misuse of the Company’s trade secrets or proprietary information

(ii) conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude,

(iii) committing an act of fraud against the Company,

(iv) negligence in the performance of his or her duties,

(v) failure to discharge the duties of his or her position,

(vi) breach of any Company policy regarding discrimination, sexual harassment, or retaliation, or

(vii) abuse of alcohol or any controlled substance during working hours.

(e) Change in Control means the first to occur of the following:

(i) The consummation of the Company’s merger or consolidation with another corporation, unless as a result of such merger or consolidation, more than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the shareholders of the Company (as of the time immediately prior to such transaction); provided, that a merger or consolidation of the Company with another company which is controlled by persons owning more than 50% of the outstanding voting securities of the Company shall constitute a Change in Control;

(ii) The consummation of the Company’s sale of substantially all of its assets to another entity that is not wholly owned by the Company, unless as a result of such sale, more than 50% of such assets shall be owned in the aggregate by the shareholders of the Company (as of the time immediately prior to such transaction); or

(iii) consummation of a transaction in which a Person acquires 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record), unless as a result of such acquisition more than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the shareholders of the Company (as of the time immediately prior to the first acquisition of such securities by such Person).

(f) Code means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(g) Committee means one or more committees or subcommittees of the Board consisting of two (2) or more directors (or such lesser or greater number of directors as shall constitute the minimum number permitted by Applicable Law to establish a committee or sub-committee of the Board) appointed by the Board to administer this Agreement.

(h) Disability means the Grantee’s inability, due to physical or mental illness, to perform the essential functions of the Grantee’s position, with or without reasonable accommodation for 180 consecutive days.

(i) Person means “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

(j) Service Provider means an employee, consultant, or director of the Company or a Subsidiary.

(k) Subsidiary means a “subsidiary corporation,” whether now or hereinafter existing, as defined in Code Section 424(f).

SECTION 12. MISCELLANEOUS PROVISIONS.

(a) Clawback Policy. Notwithstanding any other provision of this Agreement to the contrary, the Restricted Shares granted hereunder, and/or any amount received with respect to any sale of any such Restricted Shares or Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any recoupment or similar policy, if any, that the Company may adopt from time to time (collectively, the “Policy”). The Grantee agrees and consents to the Company’s application, implementation and enforcement of (a) the Policy that may apply to the Grantee and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy or applicable law without further consent or action being required by the Grantee. To the extent that the terms of this Agreement and the Policy conflict, then the terms of the Policy shall prevail.

(b) Integration. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

(c) Limitations on Liability. The Company shall not have any liability to Grantee in the event the Restricted Shares granted pursuant to this Agreement fail to achieve their intended characterization under the tax, securities, or other applicable laws and regulations.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(f) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware.

(g) Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested to the contact details below. The parties may use e-mail delivery, so long as the message is clearly marked, sent to the e-mail address(es) set forth below.

If to the Company, to:

Gryphon Digital Mining, Inc.

1180 N. Town Center Drive,
Suite 100 Las Vegas,
NV 89144
Attention: Steve Gutterman

if to the Grantee, to the address, facsimile number or e-mail address that the Grantee most recently provided to the Company, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto.